Exhibit 99.1

News Release

[LOGO]
CHARTER ONE
FINANCIAL, INC.®

CONTACT: ELLEN BATKIE (800) 262-6301

CHARTER ONE REPORTS 1st QTR EPS OF $.64, UP 7%

Highlights for the quarter ended 3/31/03:

•	Net earnings of $.64 per share, up 7% over 1Q 2002

•	Net interest income up 6% over 1Q 2002

•	Retail banking revenue up 14% over 1Q 2002; deposit- related portion up 16%

•	Efficiency ratio of 39.8%, compared to 40.6% in 1Q 2002

•	Excluding custodial balances, core deposits up an annualized 2% in 1Q 2003; noninterest checking up 58% (annualized)

•	Reserve to loans strengthened to 1.40%, up from 1.24% at 12/31/02 and 1.04% at 3/31/02

•	NPAs of .45% of assets; underperforming assets of .58% of assets

CLEVELAND, Ohio, April 16, 2003 — Charter One Financial, Inc. (NYSE:CF), the holding company of Charter One Bank, N.A., today reported net income of $147.5 million for the three months ended March 31, 2003, or $.64 per diluted share. This was up 6.7% from $.60 in net earnings per diluted share reported in the year ago quarter. All per share data in this release have been restated for the 5% stock dividend issued on September 30, 2002.

Net income for the quarter generated annualized returns of 1.38% on average assets, 18.48% on average equity, and 21.29% on average tangible equity. In the year ago quarter the returns were 1.52% on average assets, 19.71% on average equity and 22.50% on average tangible equity.

“We have indicated for some time that we strive for consistent earnings growth while maintaining a low-risk profile,” commented Charles John Koch, Charter One’s Chairman and Chief Executive Officer. “We believe the results of this first quarter of 2003 met that objective. Consistent with prior quarters, the current operating environment continues to provide elevated mortgage-related revenue, which has offset marginally higher credit costs coming out of the softening economy as well as adjustments to our mortgage servicing rights resulting from this low interest rate environment. Furthermore, the mortgage-related revenue is contributing to the funding of our retail expansion and enhanced marketing initiatives, both of which should create additional franchise value over time. Finally, looking ahead over the rest of the year, and assuming a continuation of the current operating environment, we are able to reaffirm our previous earnings guidance of $2.66 to $2.72 per share in 2003.”

Net interest income and net yield - Net interest income was $299.0 million for the three months ended March 31, 2003, up 5.6% from the year ago quarter. The increase in net interest income was driven by a $5.2 billion, or 14.9%, increase in average interest-earning assets. Net yield during the first quarter of 2003 was 2.99%, down 27 basis points from the first quarter of 2002 and down eight basis points from the fourth quarter of 2002. The reduction during the quarter resulted from downward pressure on asset yields in the declining rate environment, offset in part by the benefits obtained from deposit repricing in the fourth quarter of 2002. It is important to note that the Company still has additional deposit repricing flexibility in the current interest rate environment. There was virtually no core deposit repricing initiated in the first quarter.

Retail banking revenue - Retail banking revenue is the largest component of recurring noninterest income and totaled $84.1 million for the three months ended March 31, 2003, up 14.0% from the comparable 2002 quarter. Retail banking revenue includes three separate components: deposit-related revenue ($72.2 million, up 16% over the year ago quarter), fees from retail brokerage activities ($8.3 million, up 6%), and other revenue related to retail operations ($3.6 million, up 6%).

Mortgage banking revenue - The mortgage banking category includes revenue associated with Charter One’s mortgage banking operations, offset by the amortization and valuation adjustments related to its mortgage servicing rights asset (“MSR”). During the first quarter, the Company increased the valuation allowance by $20.7 million to $123 million. The total mortgage banking revenue, excluding the additional allowance, was $20.6 million in the first quarter of 2003. This represented an 82.7% increase from the year ago quarter, when the revenue totaled $11.3 million. The increase was primarily attributable to an 18.0% growth over the past 12 months in the portfolio serviced for others, which totaled $18.7 billion at March 31, 2003. The related MSR is now at .74% of the portfolio at $139 million. With an average servicing spread of 36 basis points, that translates into an MSR valuation of 2.06 times the servicing spread.

Net gains - During the first quarter of 2003, the Company reported net gains of $76.7 million. The primary source of the gains was the sale of $2.5 billion of mortgage-backed securities. As of March 31, 2003, unrealized pretax gains in the mortgage-backed securities portfolio totaled $303 million, compared with $223 million at December 31, 2002.

Leasing operations - Other income from leasing operations was reflected as a loss of $6.9 million in the first quarter of 2003, compared with income of $270,000 in the first quarter of 2002 and a loss of $4.6 million in the fourth quarter of 2002. The loss in the first quarter of 2003 resulted from $8.7 million in residual adjustments, which were primarily related to Charter One’s aircraft leasing portfolio.

Operating expenses — Administrative expenses totaled $183.3 million in the three months ended March 31, 2003, up 3.6% from the previous quarter and up 13.0% from the year ago quarter. The efficiency ratio was 39.8% for the first quarter of 2003, compared to 39.3% for the fourth quarter of 2002 and 40.6% for the first quarter of 2002. Excluding net gains and the MSR-related adjustments results in an efficiency ratio of 45.3%, compared to 43.3% for the fourth quarter of 2002, and 42.9% for the first quarter of 2002. In general, the higher level of expenses in the quarter was attributed to increased health care and marketing costs, as well as expenses related to adding 27 banking centers over the past 12 months.

Lending production and portfolio growth — Loan and lease originations totaled $6.0 billion during the first quarter of 2003, compared to the record level of $6.5 billion during the fourth quarter of 2002 and $5.1 billion in the first quarter of 2002. Non-single family loan originations totaled $2.9 billion, or 48% of the total.

Loans and leases before reserves totaled $25.3 billion at March 31, 2003, compared to $26.5 billion at December 31, 2002. The underlying growth rate was masked by very large levels of agency securitizations during the quarter, which totaled $3.4 billion ($1.6 billion in one-to-four family and $1.8 billion in mortgage-related consumer loans). Without the securitization activity, the total portfolio would have increased at an annual rate of 33%, and the non-single family portion would have increased at an annual rate of 20%. Charter One retains essentially no credit risk in connection with these securitizations and does not utilize any special-purpose entities for the sale of mortgage-backed securities. At the end of March, non-single family loans totaled $16.9 billion, or 67% of the total portfolio. The total loan portfolio continues to be primarily consumer based, with 77% in consumer-oriented products and 23% in commercial lending.

Deposits - Deposits totaled $27.4 billion at March 31, 2003, down slightly in the three-month period. Core deposits (checking, money market and savings accounts) accounted for $17.9 billion, or 65% of the total. Excluding a decrease in custodial balances, core deposits were up 2% (annualized) in the first quarter of 2003. At the beginning of this year, the Company indicated it would emphasize noninterest-bearing checking growth this year, as opposed to total deposits as in previous years. During the first three months, the sales force posted strong growth in noninterest bearing accounts, increasing active accounts by 27,600 and adding $212 million in deposits (excluding custodial balances). This translated into annualized growth rates for noninterest bearing deposits of 16% in the number of accounts and 58% in balances. Charter One ended the first quarter with 1,348,114 total checking accounts, up an annualized 5% from December 31, 2002. Custodial balances totaled $705 million at March 31, 2003, $721 million at December 31, 2002, and $427 million at March 31, 2002.

Separately, the push into small business banking continues to show impressive results. Business deposits, which are included in core deposits, increased to $1.6 billion at March 31, 2003, up $303 million, or 22.7% (91.1% annualized), during the three-month period. The Company now has 86,200 business deposit accounts, up from 72,900 at December 31, 2002.

Retail expansion update - In early 2003, Charter One announced plans for aggressive de novo expansion during 2003 and 2004. The expansion is expected to include 125 new banking centers, with 97 in-store and 28 traditional locations. The 2003 goal is to open approximately 85 new banking centers, with 69 in-store and 16 traditional locations. Previously announced in-store partnerships will drive much of the expansion activity. Those partnerships include Tops Friendly Markets (Ohio and Western New York), and Price Chopper Supermarkets (Eastern New York and New England). The Company opened 16 banking centers during the first quarter, the majority of which were in-store locations. Charter One’s in-store franchise now includes 64 banking centers. Total in-store deposits were $1.2 billion at March 31, 2003, up an annualized 11% during the quarter before realizing any significant benefit from its recently opened branches. In-store checking accounts increased by $54 million in the quarter, for an annualized growth rate of 43%.

The Company is projecting approximately 36 new banking centers during the second quarter, in addition to the 14 banking centers included with the acquisition of Advance Bancorp. As previously announced, Charter One agreed to buy Advance Bancorp, a $600 million bank holding company headquartered in Chicago, for $72 million in common stock. Management believes the transaction is on track to be closed early in May 2003.

Credit quality and allowance for loan losses - During the first quarter of 2003, Charter One continued to strengthen its level of loan loss reserves in light of the current economic environment. Consistent with its announcement on March 18, 2003, the Company posted an additional provision for loan losses of $35 million to reflect weakness in the economy and, specifically, the airline industry. The total provision for the quarter exceeded net charge-offs by $28 million and the ratio of the allowance to total loans and leases increased to 1.40% from 1.24% at December 31, 2002 and 1.04 % at March 31, 2002.

The March 18, 2003 announcement also disclosed that two aircraft lessees had requested concessions and Charter One indicated it was unlikely the maximum loss that could result from those discussions would exceed $25 million. One of the two situations had been resolved as of March 31, 2003 through the sale of the related $20 million lease, and resulted in a charge-off of $6.1 million. The remaining situation, representing a $15 million leveraged lease, is unresolved. Charter One’s aircraft leasing portfolio totaled $379.5 million at March 31, 2003, or 1.5% of its total loan and lease portfolio. The portfolio includes $274.3 million to domestic air carriers, with the remainder on corporate jets and cargo planes leased to investment-grade corporations. At March 31, 2003, all aircraft leases were current except the one lease remaining in concession talks mentioned above. The Company has no direct exposure to US Air, United Airlines, American Airlines or Air Canada.

Net charge-offs during the first quarter of 2003 totaled $33.6 million, or .52% of average loans and leases, including $6.1 million related to previously disclosed aircraft leasing concerns. The allowance for loan and lease losses increased to $356 million at March 31, 2003, equivalent to 2.7 years of net charge-offs.

At March 31, 2003, nonperforming assets totaled $194 million, or .45% of total assets, essentially unchanged from .44% at December 31, 2002. Underperforming assets (including nonperforming assets, troubled debt restructuring and loans delinquent 90 days and still accruing) totaled $252 million, or .58% of total assets, compared to .59% at December 31, 2002. Nonperforming assets at the end of the first quarter 2003 included the $15 million aircraft leveraged lease referenced above, which was added to nonaccrual loans and leases during the quarter. Although many external influences, such as economic weakness and geopolitical risks, can affect credit quality and portfolio performance, management continues to believe its credit-related costs remain manageable and consistent with overall earnings expectations.

Stock repurchase update - On April 23, 2002, the Company authorized a new repurchase program that permits the repurchase of 10% of its outstanding shares, or approximately 22 million shares. The Company repurchased 602,600 shares under the authorization during the first quarter of 2003 at an average cost of $27.86 per share. This brought the total repurchased under the program to 8.5 million shares at an average cost of $30.76 per share.

Company profile — Charter One has $43 billion in total assets, making it one of the 25 largest bank holding companies in the country. The Bank has 477 banking center locations in Ohio, Michigan, New York, Illinois, Massachusetts, and Vermont. The Company’s diverse product set includes: consumer banking, indirect auto finance, commercial leasing, business lending, commercial real estate lending, mortgage banking, and retail investment products. For additional information, including press releases, investor presentations, committee charters, and reports filed with the SEC, investors are directed to Charter One’s web site: www.charterone.com.

The Company has scheduled a conference call to discuss quarterly results for 2:00 p.m. eastern time on Wednesday, April 16, 2003. To participate in the call, dial (800) 230-1074 and ask for the Charter One 1st quarter earnings call. The call is available on a replay basis until April 26, 2003 by dialing (320) 365-3844, access code 679367. Alternatively, the call will be available through Charter One’s website, both on a live and a replay basis.

Forward-Looking Information
This release contains certain estimates of future operating trends for Charter One Financial, Inc., as well as estimates of financial condition and earnings, operating efficiencies, revenue creation, lending origination, loan sale volumes, charge-offs and loan loss provisions. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) revenue growth is lower than expected; (2) competitive pressures among depository institutions increase significantly; (3) changes in the interest rate environment reduce interest margins; (4) deterioration in the credit quality of the Company’s loan portfolio requires higher loss provisions ; (5) general economic conditions, either nationally or in the states in which the Company does business, are less favorable than expected; (6) legislation or regulatory changes adversely affect the businesses in which the Company is engaged; and (7) ongoing geopolitical conflicts add unexpected stress on the economy or customer base. Other factors that may affect these statements are identified in previous filings with the Securities and Exchange Commission.

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CHARTER ONE FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended

	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

		(Dollars in thousands, except per share data)
Interest income:
Loans and leases	$377,724	$418,711	$410,237	$415,057	$427,838
Mortgage-backed securities:
Available for sale	149,311	131,821	135,099	141,773	111,128
Held to maturity	8,269	9,991	10,695	12,261	14,800
Investment securities:
Available for sale	3,043	2,969	2,939	2,625	2,962
Held to maturity	54	60	61	60	71
Other interest-earning assets	7,385	8,184	9,729	9,478	7,912

Total interest income	545,786	571,736	568,760	581,254	564,711

Interest expense:
Deposits	133,743	154,018	160,821	169,576	170,401
Federal Home Loan Bank advances	99,799	105,492	103,729	103,927	103,716
Other borrowings	13,203	13,627	13,943	9,884	7,497

Total interest expense	246,745	273,137	278,493	283,387	281,614

Net interest income	299,041	298,599	290,267	297,867	283,097
Provision for loan and lease losses	61,471	60,314	47,695	55,277	28,717

Net interest income after provision for loan and lease losses	237,570	238,285	242,572	242,590	254,380

Other income:
Retail banking	84,100	89,261	84,175	83,543	73,756
Mortgage banking	(27)	(1,992)	(36,961)	9,168	11,290
Leasing operations	(6,856)	(4,566)	404	317	270
Net gains	76,653	61,585	83,881	37,840	21,727
Bank owned life insurance and other	7,956	7,834	7,582	8,924	9,508

Total other income	161,826	152,122	139,081	139,792	116,551

Administrative expenses:
Compensation and employee benefits	87,056	81,827	81,443	80,645	77,252
Net occupancy and equipment	31,186	30,360	30,288	27,634	28,563
Marketing expenses	13,647	9,843	11,788	10,012	8,829
Federal deposit insurance premiums	1,142	1,142	1,104	1,106	1,211
Other administrative expenses	50,261	53,716	46,683	49,219	46,307

Total administrative expenses	183,292	176,888	171,306	168,616	162,162

Income before income taxes	216,104	213,519	210,347	213,766	208,769
Income taxes	68,613	67,793	66,785	67,871	66,284

Net income	$147,491	$145,726	$143,562	$145,895	$142,485

Basic earnings per share(1)	$.66	$.65	$.63	$.63	$.61

Diluted earnings per share(1)	$.64	$.63	$.61	$.61	$.60

Average common shares outstanding(1):
Basic	224,997,398	225,561,551	228,765,954	231,197,406	231,684,629

Diluted	230,460,847	231,502,688	235,615,457	239,123,292	238,221,934

Cash dividends declared per share(1)	$.22	$.22	$.21	$.21	$.19

(1)	Restated to reflect the 5% stock dividend issued September 30, 2002.

CHARTER ONE FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

		(Dollars in thousands, except per share data)

ASSETS

Cash and deposits with banks	$507,726	$446,701	$525,049	$592,571	$539,846
Federal funds sold and other	1,350,513	512	1,105,511	800,509	815,509

Total cash and cash equivalents	1,858,239	447,213	1,630,560	1,393,080	1,355,355
Investments securities:
Available for sale	227,137	210,095	213,684	169,203	133,509
Held to maturity	4,157	3,973	4,642	4,381	5,043
Mortgage-backed securities:
Available for sale	12,799,506	11,536,608	8,805,687	9,634,674	8,067,946
Held to maturity	445,207	540,781	648,153	728,003	830,032
Loans and leases, net	24,685,258	25,852,846	25,351,352	24,382,986	24,355,261
Loans held for sale	291,729	351,892	287,891	161,438	160,805
Bank owned life insurance	837,660	829,043	819,664	814,429	809,356
Federal Home Loan Bank and Federal Reserve Bank stock	679,339	681,923	676,927	668,905	618,969
Premises and equipment	355,084	353,730	348,675	362,909	357,915
Accrued interest receivable	149,989	154,962	155,543	165,262	155,479
Real estate and other collateral owned	42,106	42,980	42,988	44,511	57,417
Loan servicing assets	139,085	128,564	126,646	175,650	164,789
Goodwill	386,372	386,372	386,372	385,808	351,040
Other assets	347,735	375,090	351,682	299,303	285,366

Total assets	$43,248,603	$41,896,072	$39,850,466	$39,390,542	$37,708,282

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Checking accounts	$9,652,845	$9,650,433	$8,619,130	$7,737,558	$7,934,769
Money market and savings accounts	8,207,576	8,157,534	8,248,750	8,893,253	7,644,542
Certificates of deposit	9,523,194	9,719,876	10,218,625	9,926,504	10,057,421

Total deposits	27,383,615	27,527,843	27,086,505	26,557,315	25,636,732
Federal Home Loan Bank advances	10,446,630	9,037,925	7,574,583	7,841,524	7,830,065
Federal funds purchased and repurchase agreements	52,496	283,912	54,347	53,089	57,228
Other borrowings	707,591	708,853	710,282	720,133	325,505
Advance payments by borrowers for taxes and insurance	46,706	23,595	47,578	51,822	44,693
Accrued interest payable	72,017	38,372	66,193	38,029	59,813
Accrued expenses and other liabilities	1,307,416	1,191,747	1,295,185	1,089,899	894,327

Total liabilities	40,016,471	38,812,247	36,834,673	36,351,811	34,848,363

Shareholders’ equity:
Preferred stock — $.01 par value per share; 20,000,000 shares authorized and unissued	—	—	—	—	—
Common stock — $.01 par value per share; 360,000,000 shares authorized; 227,571,468, 227,571,468, 227,577,813, 224,853,682 and 224,854,600 shares issued	2,276	2,276	2,276	2,249	2,249
Additional paid-in capital	2,197,388	2,193,095	2,192,186	2,104,361	2,097,473
Retained earnings	908,486	824,564	732,731	976,380	893,200
Less 2,539,076, 2,781,151, 1,158,700, 4,662,584, and 4,836,968, shares of common stock held in treasury at cost	(74,423)	(82,610)	(35,087)	(135,378)	(136,429)
Accumulated other comprehensive income	198,405	146,500	123,687	91,119	3,426

Total shareholders’ equity	3,232,132	3,083,825	3,015,793	3,038,731	2,859,919

Total liabilities and shareholders’ equity	$43,248,603	$41,896,072	$39,850,466	$39,390,542	$37,708,282

CHARTER ONE FINANCIAL, INC.
SELECTED STATISTICAL DATA
(unaudited)

	Three Months Ended

	3/31/03		12/31/02		9/30/02		6/30/02		3/31/02

Annualized returns and ratios based on net income:
Return on average assets	1.38%		1.40%		1.46%		1.51%		1.52%
Return on average equity	18.48		19.11		18.89		19.85		19.71
Average equity to average assets	7.46		7.35		7.72		7.60		7.71
Net interest income to administrative expenses	1.63	x	1.69	x	1.69	x	1.77	x	1.75	x
Administrative expenses to average assets	1.71%		1.70%		1.74%		1.74%		1.73%
Efficiency ratio(1)	39.77		39.25		39.90		38.53		40.58
Annualized return on average tangible equity(2)	21.29		22.18		21.70		22.84		22.50

(1)	Computed as the ratio of total administrative expenses to net interest income and total other income.

(2)	Computed as the ratio of net income, excluding the amortization of other intangible assets, to average tangible equity.

	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

End of period capitalization:
Equity to assets	7.47%	7.36%	7.57%	7.71%	7.58%
Tangible equity to assets	6.50	6.36	6.52	6.65	6.64
Book value per share(1)	$14.36	$13.72	$13.32	$13.14	$12.38
Tangible book value per share(1)	12.50	11.86	11.47	11.33	10.84

Miscellaneous end-of-period data:
Number of employees (full-time equivalents)	7,198	6,997	6,837	6,914	6,874
Number of full-service branches	477	461	459	461	450
Number of loan production offices	26	26	26	27	27
Number of ATMs	918	913	920	928	913

(1)	Restated to reflect the 5% stock dividend issued September 30, 2002.

COMPOSITION OF DEPOSITS
(unaudited)

	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

		(Dollars in thousands)
Checking accounts:
Interest-bearing	$7,267,602	$7,460,530	$6,588,045	$5,917,228	$6,121,320
Noninterest-bearing	2,385,243	2,189,903	2,031,085	1,820,330	1,813,449

Total checking accounts	9,652,845	9,650,433	8,619,130	7,737,558	7,934,769
Money market and savings accounts	8,207,576	8,157,534	8,248,750	8,893,253	7,644,542

Total transaction accounts	17,860,421	17,807,967	16,867,880	16,630,811	15,579,311

Certificates of deposit:
Retail	9,523,194	9,719,876	10,198,753	9,886,732	10,017,629
Brokered	—	—	19,872	39,772	39,792

Total certificates of deposit	9,523,194	9,719,876	10,218,625	9,926,504	10,057,421

Total deposits	$27,383,615	$27,527,843	$27,086,505	$26,557,315	$25,636,732

CHARTER ONE FINANCIAL, INC.
AVERAGE BALANCE SHEET, YIELDS AND COSTS
(unaudited)

	Three Months Ended

	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

		(Dollars in thousands)
Average balance sheet data:
Interest-earning assets:
Loans and leases	$25,851,471	$26,690,752	$25,460,404	$24,838,010	$25,530,842
Mortgage-backed securities	13,137,545	11,218,473	10,041,928	10,127,245	8,257,013
Investment securities	210,920	212,698	186,249	156,998	150,619
Other interest-earning assets	762,760	725,937	979,454	1,028,371	846,552

Total interest-earning assets	39,962,696	38,847,860	36,668,035	36,150,624	34,785,026
Allowance for loan and lease losses	(327,090)	(292,981)	(267,486)	(257,591)	(255,109)
Noninterest-earning assets(1)	3,150,359	2,946,801	2,968,951	2,767,624	2,954,656

Total assets	$42,785,965	$41,501,680	$39,369,500	$38,660,657	$37,484,573

Interest-bearing liabilities:
Checking accounts	$7,541,679	$6,801,571	$6,283,029	$5,883,423	$6,137,213
Money market and savings accounts	7,929,274	8,579,110	8,378,267	8,519,541	6,780,737
Certificates of deposit	9,562,013	9,898,021	9,831,050	10,093,412	10,448,328

Total interest-bearing deposits	25,032,966	25,278,702	24,492,346	24,496,376	23,366,278
Federal Home Loan Bank advances	10,410,188	9,026,637	7,944,811	7,878,506	8,071,957
Other borrowings	866,495	945,945	929,957	584,882	460,700

Total interest-bearing liabilities	36,309,649	35,251,284	33,367,114	32,959,764	31,898,935

Noninterest-bearing liabilities:
Demand deposit accounts	2,017,036	2,024,854	1,789,713	1,743,736	1,695,741
Other noninterest-bearing liabilities	1,266,385	1,175,213	1,173,108	1,017,623	997,966

Total noninterest-bearing liabilities	3,283,421	3,200,067	2,962,821	2,761,359	2,693,707

Total liabilities	39,593,070	38,451,351	36,329,935	35,721,123	34,592,642
Shareholders’ equity	3,192,895	3,050,329	3,039,565	2,939,534	2,891,931

Total liabilities and shareholders’ equity	$42,785,965	$41,501,680	$39,369,500	$38,660,657	$37,484,573

Yields and costs during period:
Weighted average yield:
Loans and leases(2)	5.86%	6.26%	6.43%	6.69%	6.73%
Mortgage-backed securities	4.80	5.06	5.81	6.08	6.10
Investment securities	5.87	5.70	6.44	6.84	8.05
Other interest-earning assets	3.87	4.41	3.89	3.65	3.74
Total interest-earning assets	5.48	5.88	6.19	6.43	6.51
Weighted average cost(3):
Checking accounts	1.65	1.92	2.13	2.08	2.40
Money market and savings accounts	1.55	1.93	2.12	2.37	2.23
Certificates of deposit	3.09	3.19	3.32	3.53	3.76
Total interest-bearing deposits	2.17	2.42	2.61	2.78	2.96
Federal Home Loan Bank advances	3.88	4.64	5.18	5.29	5.21
Other borrowings	6.10	5.74	5.97	6.74	6.51
Total interest-bearing liabilities	2.75	3.07	3.31	3.45	3.58
Interest rate spread	2.73	2.81	2.88	2.98	2.93
Net yield on interest-earning assets	2.99	3.07	3.17	3.30	3.26

(1)	Includes mark-to-market adjustments on securities available for sale.

(2)	Excludes impact of related tax benefits.

(3)	Includes the annualized effect of interest rate risk management instruments.

CHARTER ONE FINANCIAL, INC.
LOAN AND LEASE ACTIVITY
(unaudited)

	Three Months Ended

	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

	(Dollars in thousands)
Originations:
Real estate:
Permanent:
One-to-four family	$3,095,718	$3,440,287	$2,481,022	$1,974,839	$2,657,994
Multifamily	51,440	48,281	49,187	23,979	35,719
Commercial	90,213	62,335	48,601	34,686	92,088

Total permanent loans	3,237,371	3,550,903	2,578,810	2,033,504	2,785,801

Construction:
One-to-four family	3,499	7,996	5,748	7,941	14,031
Multifamily	19,283	40,408	13,950	—	24,988
Commercial	10,830	53,469	29,385	15,489	66,234

Total construction loans	33,612	101,873	49,083	23,430	105,253

Total real estate loans originated	3,270,983	3,652,776	2,627,893	2,056,934	2,891,054

Retail consumer	1,079,290	1,205,611	948,632	938,328	998,727
Automobile	981,114	916,539	1,012,926	781,763	684,045
Consumer finance	101,927	100,568	73,931	55,338	56,083
Leases	101,571	200,083	110,428	117,544	93,041
Corporate banking	448,326	451,915	512,600	399,173	353,640

Total loans and leases originated	5,983,211	6,527,492	5,286,410	4,349,080	5,076,590

Acquired through business combinations and purchases	3,765	4,316	2,637	206,640	4,715

Sales and principal reductions:
Loans sold	763,051	742,255	527,011	481,161	644,097
Loans exchanged for mortgage-backed securities	3,419,116	1,600,962	809,167	1,539,682	2,717,271
Principal reductions	2,993,773	3,554,745	2,894,793	2,447,093	2,921,080

Total sales and principal reductions	7,175,940	5,897,962	4,230,971	4,467,936	6,282,448

Increase (decrease) before net items	$(1,188,964)	$633,846	$1,058,076	$87,784	$(1,201,143)

LOAN AND LEASE PORTFOLIO
(unaudited)

	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

	(Dollars in thousands)
Loan and lease portfolio, net(1):
One-to-four family:
Permanent:
Fixed rate	$5,506,314	$5,869,554	$5,942,919	$5,556,239	$5,695,007
Adjustable rate	2,546,426	2,437,166	2,694,956	2,584,413	2,816,726
Construction	412,973	427,729	427,871	414,716	397,838

	8,465,713	8,734,449	9,065,746	8,555,368	8,909,571

Commercial real estate:
Multifamily	920,295	953,688	1,017,393	1,036,049	1,119,565
Commercial	1,340,272	1,307,593	1,313,243	1,321,438	1,311,263

	2,260,567	2,261,281	2,330,636	2,357,487	2,430,828

Consumer:
Retail	4,173,080	5,494,453	5,008,393	4,855,164	4,747,254
Automobile	5,934,502	5,606,329	5,281,731	4,826,370	4,582,136
Consumer finance	1,005,077	984,772	973,981	976,446	1,012,168

	11,112,659	12,085,554	11,264,105	10,657,980	10,341,558

Business:
Leases	2,125,905	2,133,468	2,028,687	2,026,955	2,022,104
Corporate banking	1,368,069	1,318,003	1,242,869	1,213,789	1,070,610

	3,493,974	3,451,471	3,271,556	3,240,744	3,092,714

Loans and leases before allowance for loan and lease losses	25,332,913	26,532,755	25,932,043	24,811,579	24,774,671
Allowance for loan and lease losses	(355,926)	(328,017)	(292,800)	(267,155)	(258,605)

Loans and leases, net(1)	$24,976,987	$26,204,738	$25,639,243	$24,544,424	$24,516,066

Portfolio of loans serviced for others	$18,713,649	$16,893,609	$16,840,025	$16,889,298	$15,855,010

(1)	Includes loans held for sale.

CHARTER ONE FINANCIAL, INC.
ALLOWANCE FOR LOAN AND LEASE LOSSES
(unaudited)

	Three Months Ended

	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

		(Dollars in thousands)
Allowance for loan and lease losses:
Balance, beginning of period	$328,017	$292,800	$267,155	$258,605	$255,478
Provision for loan and lease losses	61,471	60,314	47,695	55,277	28,717
Acquired through business combination	—	—	—	3,184	—
Loans and leases charged off:
One-to-four family	(670)	(1,127)	(643)	(3,056)	(976)
Commercial real estate	(500)	(144)	(290)	(117)	(801)
Retail consumer	(3,478)	(3,004)	(2,308)	(5,530)	(2,258)
Automobile	(16,450)	(15,941)	(16,429)	(29,675)	(16,920)
Consumer finance	(4,537)	(5,785)	(5,160)	(11,628)	(3,822)
Leases	(6,061)	(88)	(519)	(1,801)	(460)
Corporate banking	(7,245)	(5,799)	(4,776)	(2,014)	(4,023)

Total charge-offs(1)	(38,941)	(31,888)	(30,125)	(53,821)	(29,260)

Recoveries:
One-to-four family	17	42	881	32	2
Commercial real estate	148	41	488	9	121
Retail consumer	433	588	484	359	403
Automobile	4,115	3,582	3,574	3,123	2,408
Consumer finance	105	191	238	32	63
Leases	393	1,897	430	—	—
Corporate banking	168	450	1,980	355	673

Total recoveries	5,379	6,791	8,075	3,910	3,670

Net loan and lease charge-offs(1)	(33,562)	(25,097)	(22,050)	(49,911)	(25,590)

Balance, end of period	$355,926	$328,017	$292,800	$267,155	$258,605

Net charge-offs to average loans and leases (annualized)(1)	.52%	.38%	.35%	.80%	.40%

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES
(unaudited)

	Three Months Ended

	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

	(Dollars in thousands)
Average loans and leases:
Mortgage	$11,083,170	$11,659,164	$11,265,962	$11,088,463	$12,137,744
Retail consumer	4,510,460	5,264,728	4,969,219	4,827,223	4,817,681
Automobile	5,763,289	5,447,392	5,035,920	4,740,267	4,479,405
Consumer finance	995,653	980,524	972,843	1,002,306	1,024,748
Leases	2,145,022	2,085,474	2,029,779	2,036,604	2,011,255
Corporate banking	1,353,877	1,253,470	1,186,681	1,143,147	1,060,009

Total average loans and leases	$25,851,471	$26,690,752	$25,460,404	$24,838,010	$25,530,842

Net charge-offs to average loans and leases (annualized)(1):
Mortgage	.04%	.04%	(.02)%	.11%	.05%
Retail consumer	.27	.18	.15	.43	.15
Automobile	.86	.91	1.02	2.24	1.30
Consumer finance	1.78	2.28	2.02	4.63	1.47
Leases	1.06	(.35)	.02	.35	.09
Corporate banking	2.09	1.71	.94	.58	1.26

Total	.52%	.38%	.35%	.80%	.40%

(1)	Includes $27.3 million in net charge-offs recorded in the second quarter of 2002 in conjunction with Charter One’s adoption of a new loan charge-off policy in which consumer loans are charged off based upon delinquency, repossession and in certain cases, at the point of bankruptcy discharge. Previously, Charter One’s policy was to record charge-offs of loans secured by one-to-four family real estate at the point of foreclosure and automobile loans at the point of repossessed collateral disposition. This new policy will neither increase nor decrease ultimate net loan charge-offs. It simply accelerates the timing of the recognition of the loss on these consumer loans. This new policy was implemented prospectively and as such, prior periods have not been restated. Management believes the changes to this policy conforms Charter One’s charge-off methodology to that of its commercial banking peers.

CHARTER ONE FINANCIAL, INC.
NONPERFORMING AND UNDERPERFORMING ASSETS
(unaudited)

	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

		(Dollars in thousands)
Nonperforming assets(1):
Nonaccrual loans and leases:
Real estate mortgage loans:
One-to-four family(2)	$27,867	$27,904	$31,528	$34,641	$82,721
Multifamily and commercial	5,591	5,369	6,621	4,640	15,178
Construction and land	8,015	9,885	10,598	11,273	12,713

Total real estate mortgage loans	41,473	43,158	48,747	50,554	110,612
Retail consumer(2)	12,046	13,937	14,128	12,092	17,323
Automobile	—	—	—	—	—
Consumer finance(2)	42,562	40,227	38,403	40,313	69,259
Leases	15,264	6,211	7,964	8,958	2,256
Corporate banking	42,068	39,098	37,230	19,807	21,548

Total nonaccrual loans and leases	153,413	142,631	146,472	131,724	220,998
Less government guaranteed loans(1)	—	—	—	—	21,789

Total nonaccrual loans net of government guaranteed loans	153,413	142,631	146,472	131,724	199,209
Restructured real estate mortgage loans	494	501	1,149	1,159	1,169

Total nonperforming loans and leases	153,907	143,132	147,621	132,883	200,378
Real estate and other collateral owned(3)	40,020	40,776	40,270	40,186	53,291

Total nonperforming assets	$193,927	$183,908	$187,891	$173,069	$253,669

Ratio of (excluding government guaranteed loans):
Nonperforming loans and leases to total loans and leases	.62%	.55%	.58%	.54%	.82%
Nonperforming assets to total assets	.45	.44	.47	.44	.67
Nonperforming assets to total loans, leases and real estate and other collateral owned	.78	.70	.73	.70	1.03
Allowance for loan and lease losses to:
Nonperforming loans and leases	231.26	229.17	198.35	201.05	129.06
Total loans and leases before allowance	1.40	1.24	1.13	1.08	1.04

Accruing loans and leases delinquent more than 90 days(1):
Real estate mortgage loans:
One-to-four family	$23,507	$25,643	$24,854	$21,781	$—
Multifamily and commercial	—	—	—	944	—
Construction and land	—	—	—	—	—

Total real estate mortgage loans	23,507	25,643	24,854	22,725	—

Retail consumer	3,229	4,758	5,630	4,362	3,734
Automobile	3,579	3,621	2,595	2,211	5,756
Consumer finance	27,395	26,739	25,269	19,470	—
Leases	181	19	—	219	716
Corporate banking	471	1,536	1,955	3,330	966

Total accruing loans and leases delinquent more than 90 days	58,362	62,316	60,303	52,317	11,172
Less government guaranteed loans(1)	—	—	—	—	1,600

Total accruing loans and leases delinquent more than 90 days	$58,362	$62,316	$60,303	$52,317	$9,572

Total underperforming assets	$252,289	$246,224	$248,194	$225,386	$263,241

Ratio of (excluding government guaranteed loans):
Underperforming assets to total assets	.58%	.59%	.62%	.57%	.70%
Underperforming assets to total loans, leases and real estate and other collateral owned	1.01	.94	.97	.92	1.07

(1)	Effective June 30, 2002, amounts exclude loans guaranteed by the Federal Housing Administration or Veterans’ Administration. Prior periods have not been restated.

(2)	Effective June 30, 2002, Charter One adopted a new accrual policy in which consumer loans secured by residential real estate are placed on nonaccrual at six payments past due as long as the loan is well secured and in the process of collection. This new policy was implemented prospectively and as such, prior periods have not been restated. The change in the accrual policy did not have a material impact on interest income. Management believes the changes to this policy conforms Charter One’s accrual methodology to that of its commercial banking peers.

(3)	Effective for the period ended June 30, 2002, Charter One adopted a new loan charge-off policy in which automobile loans are charged off based upon repossession and in certain cases, at the point of bankruptcy discharge. Any automobile loan reaching 120 days delinquent will be charged off completely. Previously, Charter One’s policy was to record charge-offs of loans secured by automobiles at the point of repossessed collateral disposition. This new policy was implemented prospectively and as such, prior periods have not been restated. Management believes the changes to this policy conforms Charter One’s charge-off methodology to that of its commercial banking peers.